As filed with the Securities and Exchange Commission on November 13, 2009
Registration No. 333—161991

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON
FORM S-1
TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act Of 1933
POSITIVEID CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	06-1637809
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or	Classification Code Number)
Organization)
1690 South Congress Avenue
Delray Beach, Florida 33445
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William J. Caragol
President and Chief Financial Officer
1690 South Congress Avenue
Delray Beach, Florida 33445
Phone: (561) 805-8008
Fax: (561) 805-8001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Tammy Knight, Esq.
Holland & Knight LLP
One East Broward Boulevard
Suite 1300
Fort Lauderdale, Florida 33301
Phone: (954) 525-1000
Fax: (954) 463-2030
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Offering Price	Proposed
	Amount	Per Share	Maximum	Amount of
Title of each class of	to be	of Common	Aggregate	Registration
securities to be registered	Registered	Stock	Offering Price	Fee
Common Stock, par value $0.01 per share	1,557,606 (1)	(2)	(2)	(2)

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving the common stock of PositiveID Corporation, formerly known as VeriChip Corporation (“PositiveID”), the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This Post-Effective Amendment No. 2 on Form S-1 covers securities that were originally registered on PositiveID’s Registration Statement on Form S-4 (File No. 333-161991), as amended. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 2 relates.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2009
PROSPECTUS
1,557,606 Shares
POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Common Stock

     We are offering a total of up to 1,557,606 shares of our common stock that are issuable to certain former employees, directors and consultants of Steel Vault Corporation, a Delaware corporation, or Steel Vault, upon the exercise or settlement of outstanding stock options issued (i) under the SysComm International Corporation 2001 Flexible Stock Plan, as amended and restated, or the Plan, and (ii) outside of any plan, which we have assumed in connection with our acquisition of Steel Vault on November 10, 2009. We will receive the exercise price of the options if and when such options are exercised, unless the option is exercised by the tender of shares of common stock having an aggregate fair market value equal to the amount due to us, in other property, or by the surrender of all or part of a stock option. See “Description of the SysComm International Corporation 2001 Flexible Stock Plan, as amended and restated, and Equity Granted Outside of Any Plan.”
     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     Our common stock is traded on the Nasdaq Capital Market under the symbol “PSID.”
     Investing in our Securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus on page 1, and under similar headings in the other documents that are incorporated by reference into this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                     , 2009.

-i-

EXPLANATORY NOTE
     PositiveID Corporation, a Delaware corporation, formerly known as VeriChip Corporation, which we refer to as the “Registrant, “we,” “our” or “us,” hereby amends its Registration Statement on Form S-4 (File No. 333-161991), as amended by pre-effective amendment no. 1 and post-effective amendment no.1 on Form S-8, or the Form S-4, by filing this Post-Effective Amendment No. 2 on Form S-1 relating to up to 1,557,606 shares of the Registrant’s common stock, par value $0.01 per share, or the Common Stock, that are reserved for issuance by the Registrant upon the exercise or settlement of stock options issued under the Plan and outside of any plan, that are held by former employees, directors and consultants of Steel Vault. All such shares of Common Stock were originally registered on the Form S-4.
     On November 10, 2009, Steel Vault merged with and into a wholly-owned subsidiary of the Registrant, or the Merger. Pursuant to the terms of the Merger, at the effective time of the Merger, stock options issued under the Plan were assumed by the Registrant and converted into stock options with respect to the Registrant’s Common Stock, based on a formula described in the Form S-4.
RISK FACTORS
     Investing in our Common Stock involves risks. Before purchasing any securities we offer, you should carefully consider the cautionary factors that are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the investor relations page of our corporate website at www.positiveidcorp.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on those websites is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
INFORMATION INCORPORATED BY REFERENCE
     We incorporate by reference into this prospectus the information in documents we file with the SEC, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference. We incorporate by reference:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 12, 2009;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, filed with the SEC on May 14, 2009, June 30, 2009, filed with the SEC on August 13, 2009, and September 30, 2009, filed with the SEC on November 12, 2009; and

(c)	Our Current Reports on Form 8-K as filed with the SEC on January 6, 2009, March 4, 2009, March 11, 2009, March 18, 2009, March 30, 2009, May 29, 2009, June 5, 2009, July 23, 2009, August 31, 2009, September 8, 2009, September 9, 2009, September 24, 2009, September 29, 2009, October 1, 2009, October 7, 2009 and November 10, 2009.
     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

     YOU MAY REQUEST, EITHER ORALLY OR IN WRITING, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED IN THIS PROSPECTUS BY REFERENCE AND WE WILL PROVIDE A COPY OF THOSE FILINGS, INCLUDING ANY EXHIBITS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS, AT NO COST BY CONTACTING ALLISON TOMEK, OUR SECRETARY, AT POSITIVEID CORPORATION, 1690 SOUTH CONGRESS AVENUE, SUITE 200, DELRAY BEACH, FLORIDA 33445, OR BY CALLING (561) 805-8008.
     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and some of the documents incorporated in this prospectus by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts, including statements regarding the prospects of our industry and our prospects, plans, financial position, anticipated product offerings, and business strategy constitute forward-looking statements. These statements are subject to many important factors that could cause actual results to differ materially from those projected in the forward-looking statements. Among these factors are those included under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and elsewhere, which are incorporated by reference in this prospectus. All forward-looking statements included in this prospectus and the documents we incorporate by reference are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified by the cautionary statements set forth above and elsewhere in this prospectus and in other reports filed by us with the SEC.

DESCRIPTION OF THE SYSCOMM INTERNATIONAL CORPORATION
2001 FLEXIBLE STOCK PLAN, AS AMENDED AND RESTATED,
AND EQUITY GRANTED OUTSIDE OF ANY PLAN
General Plan Information
     Introduction. Pursuant to the agreement and plan of reorganization, as amended, among us, Steel Vault and VeriChip Acquisition Corp., a wholly-owned subsidiary of ours, or MergerCo, MergerCo was merged with and into Steel Vault with Steel Vault surviving as a wholly-owned subsidiary of us (the “Merger”). In connection with, and as a result of, the Merger, we assumed each of the then-outstanding stock options to purchase shares of Steel Vault common stock. Upon the completion of the Merger, all references to Steel Vault in the Plan are deemed to refer to us.
     The Plan was originally approved by the stockholders of Steel Vault on March 29, 2001. The Plan is not subject to the Employee Retirement Income Security Act of 1974 nor is it qualified under section 401(a) of the Internal Revenue Code of 1986, as amended. The Plan was intended to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals. The Plan provides for benefits to be awarded in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares, cash awards, and other stock based awards, which we refer to collectively as the Benefits. However, only stock options assumed in the Merger remain outstanding under the Plan.
     Eligibility for Benefits. We do not intend to use shares available under the Plan to make post-Merger grants. We are registering only stock issuable to certain former employees, directors and consultants of Steel Vault that were granted stock options under the Plan prior to the Merger.
     Number of Shares. There are 1,407,606 shares of our Common Stock reserved for issuance upon the exercise or settlement of outstanding stock options that were issued under the Plan prior to the Merger to former employees, directors and consultants of Steel Vault, and which were assumed by us at the closing of the Merger. Such shares may be authorized but unissued shares, shares held in our treasury, or both.
     If there is any change in our Common Stock by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of shares subject to any outstanding stock options, which are not yet vested, and the price thereof, as applicable, will be appropriately adjusted.
     Administration. The Plan is administered by the Compensation Committee of the Board, or the Committee. Subject to the express provisions of the Plan, the Committee has complete authority to: (i) determine when and to whom Benefits are granted and the type and amounts of Benefits; (ii) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted; (iii) interpret and construe the Plan and any agreement, or the Agreement, evidencing and describing a Benefit; (iv) prescribe, amend and rescind rules and regulations relating to the Plan; (v) determine the form and contents of all Agreements; (vi) determine all questions relating to Benefits under the Plan; and (vii) take any other action which it considers necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.
     Except as required by Rule 16b-3 issued by the Securities and Exchange Commission with respect to Benefits granted to persons who are subject to Section 16 of the Exchange Act (consisting of directors and officers), the Committee may delegate its authority to any employee, employees or committee.
     Additional information about the Plan and the Committee may be obtained from Kay Langsford, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, telephone number (561) 805-8008.
     Amendment, Termination and Change in Control. The Board may amend the Plan at any time. However, the Board may not amend the Plan without stockholder approval if such amendment (i) would cause options which are intended to qualify as incentive stock options to fail to qualify as such, (ii) would cause the Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. The Plan has no fixed termination date and shall continue in effect until terminated by the Board.
     The amendment or termination of the Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the Plan or Agreement or with the consent of the participant to whom such Benefit was granted.

     Any stock option granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the participant to whom the stock option was granted. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to any stock options.
     In the event of a Change in Control, as defined below, all outstanding stock options shall become fully exercisable. As a result of the Merger, all stock options that Steel Vault granted under the Plan and that we assumed are fully exercisable.
     In the event of a Change of Control, the Committee, in its sole discretion, may, in addition to the above provisions and to the extent not inconsistent therewith:
     (i) provide for the purchase of any stock options for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such stock options;
     (ii) make such adjustment to the stock options then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or
     (iii) cause the stock options then outstanding to be assumed, or new stock options substituted therefor, by the surviving corporation in such change.
     “Change in Control” generally means: the acquisition by any person or group, other than us and certain related entities, of more than 20% of the outstanding shares of Common Stock; our liquidation or dissolution; the sale or other disposition of all or substantially all of our assets; a merger or consolidation involving the us in which our shareholders prior to the effective date of the transaction do not have more than 50% of the voting power of the surviving entity immediately following the transaction; or a change in the majority of the members of the Board during any two year period which is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.
     General Provisions Applicable to Stock Options. Under the Plan, the following provisions are applicable to stock options.
     Agreement and Terms of Benefits. The grant of any stock option may be evidenced by an Agreement which describes the specific stock option granted and the terms, conditions and provisions of, and restrictions relating to, such stock option. Any Agreement shall contain such provisions as the Committee shall determine to be necessary, desirable and appropriate, which may include, but not necessarily be limited to, the following with respect to any stock option: the stock option’s duration; its transferability; the exercise price, the exercise period and the person or persons who may exercise the stock option; the effect upon such stock option of the participant’s death, disability, changes of duties or termination of employment; the stock option’s conditions; and when, if, and how any stock option may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced.
     Transferability. Unless otherwise specified in an Agreement or permitted by the Committee, each stock option shall be non-transferable other than by will or the laws of descent and distribution and shall be exercisable during a participant’s lifetime only by him/her.
     Tandem Awards. Benefits may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an incentive stock option except stock appreciation rights.
     Payment. Upon the exercise of a stock option payment may be made either (i) in cash, including a so-called “cashless exercise,” or (ii) with the consent of the Committee, (a) by the tender of shares of Common Stock having an aggregate fair market value equal to the amount due the Company, (b) in other property, (c) by the surrender of all or part of a Benefit (including the Benefit being exercised or acquired), or (d) by any combination of the foregoing.
     Dividend Equivalents. Grants of Benefits in Common Stock and Common Stock equivalents may include dividend equivalent payments or dividend credit rights.
     Withholding. At the time any Benefit is distributed under the Plan, the Company may withhold, in cash or in shares of Common Stock, from such distribution any amount necessary to satisfy income withholding requirements applicable to such distribution.

     Limitation on Benefits. The number of shares covered by options where the purchase price is no less than fair market value on the date of grant plus stock appreciation rights which may be granted to any one individual in any calendar year shall not exceed $1,250,000.
     Restrictions on Shares. The Committee may require each person purchasing Common Stock pursuant to a stock option under the Plan to represent to and agree with us in writing that such person is acquiring the shares for investment and without a view to distribution or resale. In addition, shares issued under the Plan may be subject to restrictive agreements between us or a subsidiary and the participant. The Committee may require that a legend reflecting any restriction described above be placed on any certificate for shares.
Equity Granted Outside of any Plan
     Steel Vault had stock options outstanding that were issued to certain of its former employees, directors and consultants from time to time outside of any plan. In connection with, and as a result of, the Merger, each of the then-outstanding stock options to purchase shares of Steel Vault common stock were assumed by us. There are 150,000 shares of our Common Stock reserved for issuance upon the exercise or settlement of the outstanding stock options issued outside of any plan.

DESCRIPTION OF OUR CAPITAL STOCK
     As of November 13, 2009, our authorized capital stock consisted of 70,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, $0.001 par value per share.
     The following is a summary of the material terms of our Common Stock and preferred stock. This summary does not purport to describe all the terms of the Common Stock and preferred stock, and such description is subject to, and qualified by reference to, our second amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, all of which have been filed with the SEC, and by applicable law.
Common Stock
     As of November 12, 2009, there were 19,227,918 shares of our Common Stock outstanding and held of record by approximately 15 stockholders. The holders of our Common Stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the holders of Common Stock. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably such dividends and other distributions as may be declared by our board of directors, out of assets or funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock.
     Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking-fund provisions applicable to our Common Stock. All outstanding shares of our Common Stock are, and all shares of our Common Stock issuable upon conversion of the preferred stock, when and if issued, will be, fully paid and nonassessable.
Preferred Stock
     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and could have the effect of delaying, deferring or preventing a change in control of us.
     On September 29, 2009, we filed a certificate of designations of preferences, rights and limitations of Series A Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,000, par value $0.001 per share, which shall not be subject to increase without any consent of the holders of the Series A Preferred Stock. The Series A Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our Common Stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness. Holders of Series A Preferred Stock will have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to Series A Preferred Stock. As of November 12, 2009, there were 462 shares of Series A Preferred Stock outstanding.
     Holders of our Series A Preferred Stock will have the right to convert their preferred stock into shares of our Common Stock, on or after the six-month anniversary of the issuance date of their Series A Preferred Stock, at a conversion price equal to the closing bid price on the trading day immediately preceding the notice date by us or the holder. If we or the holder exercises this conversion option with respect to any Series A Preferred Stock, we will issue to the holder the number of shares of our Common Stock equal to (x) $10,000 per share of Series A Preferred Stock multiplied by (y) the number of shares of Series A Preferred Stock subject to the notice, divided by (z) the conversion price with respect to such shares. If our exercises the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date, but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary, but prior to the fourth anniversary of the issuance date.

     If we at any time on or after the date of issuance of any Series A Preferred Stock subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced and the number of conversion shares will be proportionately increased. If we at any time on or after such issuance date combines (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of Common Stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased and the number of conversion shares will be proportionately decreased. In addition to any adjustments described in this paragraph, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock, then the holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of all Series A Preferred Stock held by the holder immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase rights.
     If we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for such number of conversion shares to which the Series A Preferred Stock holder is entitled pursuant to a conversion notice, then, in addition to all other remedies available to the Series A Preferred Stock holder, we must, subject to the availability of lawful funds therefor, pay in cash to the Series A Preferred Stock holder on each day that the issuance of such conversion shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of conversion shares not issued to such holder on a timely basis and to which such holder is entitled and (B) the closing bid price of the shares of Common Stock on the trading day immediately preceding the last possible date which we could have issued such conversion shares to the Series A Preferred Stock holder without violating any other restrictions on the issuance of conversion shares to the holder. In addition, if after our receipt of the applicable conversion delivery documents, we fail to timely authorize the credit of the Series A Preferred Stock holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise, and such holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Series A Preferred Stock holder of conversion shares issuable upon such exercise that such holder anticipated receiving from us, then we shall, within one trading day after such holder’s request, either (i) pay cash, subject to the availability of lawful funds therefor, to such holder in an amount equal to the Series A Preferred Stock holder’s total purchase price for the shares of Common Stock so purchased, at which point our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon such holder’s exercise and to issue such conversion shares shall terminate, or (ii) promptly honor our obligation to credit such holder’s balance account for the number of conversion shares to which such holder is entitled upon the Series A Preferred Stock holder’s exercise and pay cash, subject to the availability of lawful funds therefor, to the holder in an amount equal to the excess (if any) of the total purchase price for the Common Stock so purchased over the product of (A) such number of shares of Common Stock sold by such holder in satisfaction of our obligations, times (B) the closing bid price on the date of exercise.
     At no time may we or the Series A Preferred Stock holder deliver a conversion notice if the number of conversion shares to be received pursuant to such conversion notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by such holder, would result in the Series A Preferred Stock holder owning, on the date of delivery of the conversion notice, more than 9.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, as of any date, the aggregate number of shares of Common Stock into which the Series A Preferred Stock are convertible within 61 days, together with all other shares of Common Stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Series A Preferred Stock holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 9.99% of the total outstanding shares of Common Stock as of such date.
     Holders of our Series A Preferred Stock, commencing on the first anniversary of the date of issuance of any such shares of preferred stock, will be entitled to receive dividends on each outstanding share of Series A Preferred Stock, which shall accrue in shares of Series A Preferred Stock at a rate equal to 10% per annum. Accrued dividends will be payable annually on the anniversary of the issuance date. No dividend will be payable with respect to shares of Series A Preferred Stock that are redeemed for cash or converted into shares of our Common Stock prior to the first anniversary of the issuance date with respect to such shares.
     Upon any liquidation, dissolution or winding up of us, after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of

Series A Preferred Stock will first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series A liquidation value (i.e., $10,000 per share of Series A Preferred Stock), after which any of our remaining assets will be distributed among the holders of the other class or series of our stock in accordance with our certificates of designations and certificate of incorporation.
     We may redeem, for cash, any or all of the Series A Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series A Preferred Stock, plus any accrued but unpaid dividends with respect to such shares. If we exercises this redemption option with respect to any Series A Preferred Stock prior to the fourth anniversary of the issuance of such preferred stock, then in addition to the redemption price, we must pay to the holder a make-whole price per share equal to the following with respect to such redeemed Series A Preferred Stock: (i) 35% of the Series A liquidation value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series A liquidation value if redeemed on or after the first anniversary, but prior to the second anniversary of the issuance date, (iii) 18% of the Series A liquidation value if redeemed on or after the second anniversary, but prior to the third anniversary of the issuance date, and (iv) 9% of the Series A liquidation value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.
Board of Directors
     Our board of directors is not classified.
Anti-Takeover Provisions
     Certain provisions of our second amended and restated certificate of incorporation, as amended, and amended and restated by-laws could make the acquisition of us by means of a tender offer, or the acquisition of control of us by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with the our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.
     Our second amended and restated certificate of incorporation, as amended, and amended and restated by-laws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our second amended and restated certificate of incorporation, as amended, does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board’s decision regarding a takeover.
     Under our second amended and restated certificate of incorporation, as amended, 4,998,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.
     Our amended and restated by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.
     These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.
Transfer Agent and Registrar
     The transfer agent and registrar for our Common Stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is 800-368-5948.

MATERIAL FEDERAL INCOME TAX EFFECTS
     The following is a discussion of material Federal income tax considerations with respect to applicable to your stock options and of acquiring and holding our Common Stock. You are urged to consult your tax advisor regarding the Federal, state and other tax consequences of your stock options and of acquiring and holding our Common Stock.
     Non-Qualified Stock Options. All of the stock options outstanding under the Plan are non-qualified stock options. The grant of a non-qualified stock option will have no federal income tax consequences to us or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and we will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of a non-qualified stock option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).
     Certain Other Tax Issues. In addition, (i) officers and directors of ours subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their stock options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules (including, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); and (iii) in the event that the exercisability or vesting of any award is accelerated because of a Change of Control of the Company, payments relating to stock options under the Plan, either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.
     In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and a company’s principal executive officer (PEO) and the three other most highly compensated executive officers required to be named in the company’s executive compensation disclosure under the SEC disclosure rules (other than the principal financial officer, subject to certain exceptions (including a “performance-based” compensation exception).
     The foregoing summary does not contain a complete analysis of all the potential tax consequences for our stock options and Common Stock, including employment tax and state, local or foreign income tax consequences.
RESTRICTIONS ON RESALE
     If you are an “affiliate” (as defined in the Securities Act) of ours, any shares acquired pursuant to the Plan may be resold only pursuant to the registration requirements of the Securities Act, or an applicable exemption such as Rule 144, if available. In addition, acquisitions and dispositions of the shares of our Common Stock or derivative securities by persons subject to Section 16 of the Exchange Act, within any period of less than six months may give rise to our right to recapture any profit from such transactions pursuant to Section 16(b) of the Exchange Act. Finally, all participants must comply with Rule 10b-5 of the Exchange Act, which prohibits trading in securities based on inside information.
USE OF PROCEEDS
     We will receive the exercise price of the options covered by this prospectus if and when such options are exercised, unless the option is exercised by the tender of shares of common stock having an aggregate fair market value equal to the amount due to us, in other property, or by the surrender of all or part of a stock option. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes.

PLAN OF DISTRIBUTION
     This prospectus covers the shares of our Common Stock that are reserved for issuance upon exercise of stock options issued to former employees, directors and consultants of Steel Vault under the Plan and assumed by us in connection with our acquisition of Steel Vault. Former employees, directors and consultants include executors, administrators, or beneficiaries of the estates of deceased employees, directors and consultants, guardians or members of a committee for incompetent former employees, directors and consultants, or similar persons duly authorized by law to administer the estate or assets of former employees, directors and consultants. We are offering these shares of our Common Stock directly to the holders of these stock options according to the terms of the Agreements governing their stock options. We are not using an underwriter in connection with this offering. These shares are expected to be listed for trading on the Nasdaq Capital Market.
LEGAL MATTERS
     The validity of the securities offered hereby was passed on for us by Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301.
EXPERTS
     The consolidated financial statements of PositiveID Corporation, formerly known as VeriChip Corporation, incorporated by reference in this prospectus from our Annual Report on Form 10-K filed with the SEC on February 12, 2009 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, which reports express an unqualified opinion on the financial statements, which included language relating to our sale of Xmark Corporation in 2008 and classified as discontinued operations and the implementation of FIN 48, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$—
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	5,000
Printing Fees and Expenses	1,000

Total	$11,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145 also provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     Notwithstanding the instances outlined above where a corporation may indemnify its current and former directors and officers, a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. Correspondingly, we have purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such.
     We will indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law, each person (other than a party plaintiff in a proceeding that was not authorized by the board of directors) who is, or is threatened to be made, a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or officer of ours or, while a director or officer of ours, is or was serving at the request of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. This right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification and advancement of expenses is a contractual right and includes the right to be paid by us the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.
     We may purchase and maintain insurance, at our expense, to protect ourself and any director, officer, employee or agent of ours or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
     On February 29, 2008, we closed a $8.0 million debt financing with Valens Offshore SPV II, Corp., or the Lender, pursuant to the terms of a Securities Purchase Agreement, dated February 29, 2008, or the “Agreement. Under the terms of the Agreement, the Lender extended financing to us in the form of a $8.0 million secured term note. Pursuant to the Agreement, on February 29, 2008, we issued to the Lender 120,000 shares of our Common Stock, par value $0.01 per share. These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.
     On March 3, 2009, we entered into a settlement agreement related to the previously disclosed lawsuit filed against us and other named defendants by Jerome C. Artigliere, or the Plaintiff. Under the settlement agreement, we agreed, among other things, to issue shares of our common stock to Plaintiff or Plaintiff’s designees, or the Stock Recipients, valued at $250,000, or the Target Value. We delivered 859,599 shares of our Common Stock to an escrow agent for the benefit of the Stock Recipients which number of shares was determined by dividing the Target Value plus 20% by the volume weighted average price per share of our common stock as reported on the Nasdaq Global Market for the 10 consecutive trading day period preceding the execution date of the settlement agreement. The shares of our Common Stock were issued to the Stock Recipients without registration in reliance upon the exemption provided, among others, by Section 4(2) of the Securities Act, as a transaction not involving any public offering.
     On September 21, 2009, we and Receptors LLC entered into a Development/Master Agreement pursuant to which we will engage the services of Receptors LLC to develop a sensing system for the detection and identification of the influenza virus, including, but not limited to the H1N1 virus. We issued 200,000 restricted shares of our Common Stock and made a cash payment of $100,000 under Phase I of the Development/Master Agreement. The restricted stock was issued to Receptors LLC without registration in reliance upon the exemption provided, among others, by Section 4(2) of the Securities Act, as a transaction not involving any public offering.
     On September 29, 2009, we entered into a Convertible Preferred Stock Purchase Agreement, or the Purchase Agreement, with Optimus Capital Partners, LLC doing business as Optimus Technology Capital Partners, LLC, or Optimus, under which Optimus is committed to purchase up to $10 million shares of our convertible Series A Preferred Stock, or the Preferred Stock, in one or more tranches. Under the terms of the Purchase Agreement, from time to time and at our sole discretion, we may present Optimus with a notice to purchase such Preferred Stock, or the Notice. Optimus is obligated to purchase such Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions. On September 29, 2009, we exercised the first tranche of this financing, to issue 296 shares of Preferred Stock, for a tranche amount of approximately $3.0 million. This tranche closed on October 13, 2009, and we received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800 thousand. On November 5, 2009, we closed the second tranche of this financing, issuing 166 shares of Preferred Stock, for a tranche amount of approximately $1.7 million. We agreed to issue the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock in reliance upon the exemption from registration under Section 4(2) of the Securities Act.
     On October 6, 2009, we and Receptors LLC entered into a Development/Master Agreement pursuant to which we will engage the services of Receptors LLC to develop a glucose sensing device for use in the human body. As consideration, we made a cash payment of $100,000 to Receptors LLC and issued 150,000 restricted shares of our Common Stock as payment under the Development/Master Agreement. The restricted stock was issued to Receptors LLC without registration in reliance upon the exemption provided, among others, by Section 4(2) of the Securities Act, as a transaction not involving any public offering.
ITEM 16. EXHIBITS
     The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

ITEM 17. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on November 13, 2009.

POSITIVEID CORPORATION
By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Scott R. Silverman	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 13, 2009

/s/ William J. Caragol	President, Chief Financial Officer and Director	November 13, 2009
William J. Caragol	(Principal Financial Officer and Principal Accounting Officer)

*	Director	November 13, 2009
Jeffrey S. Cobb

*	Director	November 13, 2009
Barry M. Edelstein

*	Director	November 13, 2009
Steven R. Foland

*	Director	November 13, 2009
Michael E. Krawitz

*	William J. Caragol hereby signs this registration statement on behalf of the persons for whom he is attorney-in-fact on November 13, 2009, pursuant to a power of attorney previously filed.
By: /s/ William J. Caragol
Attorney-in-Fact
Dated: November 13, 2009

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Stock Purchase Agreement, dated May 15, 2008, between VeriChip Corporation and The Stanley Works (12)

2.2	Voting Agreement, dated May 15, 2008, between Applied Digital Solutions, Inc. and The Stanley Works (12)

2.3	Voting Agreement, dated May 15, 2008, between Scott R. Silverman and The Stanley Works (12)

2.4	Agreement and Plan of Reorganization dated September 4, 2009, among VeriChip Corporation, Steel Vault Corporation, and VeriChip Acquisition Corp. (19)

2.5	Amendment No. 1 to Agreement and Plan of Reorganization, dated October 1, 2009, among VeriChip Corporation, Steel Vault Corporation, and VeriChip Acquisition Corp. (20)

2.6	Securities Purchase Agreement dated December 5, 2008 by and among Asset Purchase and Sale Agreement, dated November 13, 2007, among the Company, InfoTech USA, Inc., Information Technology Services, Inc. and Corporate Technologies LLC, National Credit Report.com, LLC, Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau, Adam Cohen and Safeguard Acquisition, LLC(24)

2.7	Asset Purchase and Sale Agreement, dated November 13, 2007, among Asset Purchase and Sale Agreement, dated November 13, 2007, among the Company, InfoTech USA, Inc., Information Technology Services, Inc. and Corporate Technologies LLC, InfoTech USA, Inc., Information Technology Services, Inc. and Corporate Technologies LLC (25)

3.1	Second Amended and Restated Certificate of Incorporation, as Amended, of PositiveID Corporation filed with the Secretary of State of Delaware on December 18, 2006 (21)

3.2	Amended and Restated By-laws of VeriChip Corporation adopted as of December 12, 2005 (1)

4.1	Form of Specimen Common Stock Certificate (1)

5.1+	Opinion of Holland & Knight LLP, as to the validity of the shares of Common Stock

8.1+	Opinion of Holland & Knight LLP regarding material federal income tax consequences relating to the Merger

10.1*	VeriChip Corporation 2002 Flexible Stock Plan, as amended through December 21, 2006 (4)

10.2*	VeriChip Corporation 2005 Flexible Stock Plan, as amended through December 21, 2006 (4)

10.3*	Form of Restricted Stock Award Agreement (4)

10.4*	Form of Non-Qualified Stock Option Award Agreement (4)

10.5	Commercial Loan Agreement dated as of December 27, 2005 between VeriChip Corporation and Digital Angel Corporation (1)

10.6	Revolving Line of Credit Note Working Capital of VeriChip Corporation dated as of December 27, 2005(1)

Exhibit
No.	Description

10.7	Security Agreement dated as of December 27, 2005 between VeriChip Corporation and Digital Angel Corporation (1)

10.8	First Amendment to Commercial Loan Agreement dated as of October 6, 2006 between Digital Angel Corporation and VeriChip Corporation (1)

10.9	First Amendment to Security Agreement dated as of October 6, 2006 between Digital Angel Corporation and VeriChip Corporation (1)

10.10	Second Amendment to Commercial Loan Agreement dated as of January 19, 2007 between Digital Angel Corporation and VeriChip Corporation (1)

10.11	Second Amendment to Security Agreement dated as of January 19, 2007 between Digital Angel Corporation and VeriChip Corporation (1)

10.12	Third Amendment to Commercial Loan Agreement dated as of February 8, 2007 between Digital Angel Corporation and VeriChip Corporation (1)

10.13	Third Amended and Restated Revolving Line of Credit Note dated as of February 8, 2007 between Digital Angel Corporation and VeriChip Corporation (1)

10.14	Amendment to Third Amended and Restated Revolving Line of Credit Note dated as of February 29, 2008 between VeriChip Corporation and Digital Angel Corporation (11)

10.15	Third Amendment to Security Agreement dated as of February 8, 2007 between Digital Angel Corporation and VeriChip Corporation (1)

10.16	Fourth Amendment to Commercial Loan Agreement and Security Agreement dated as of February 13, 2007 between Digital Angel Corporation and VeriChip Corporation (2)

10.17†	Amended and Restated Supply, License and Development Agreement dated as of December 27, 2005 between VeriChip Corporation and Digital Angel Corporation (1)

10.18†	First Amendment to Amended and Restated Supply, License and Development Agreement dated as of May 9, 2007 between the Registrant and Digital Angel Corporation. (5)

10.19*	Letter Agreement dated as of August 11, 2005 between VeriChip Corporation and Daniel A. Gunther (1)

10.20*	Amendment to Letter Agreement dated as of March 2, 2007 between VeriChip Corporation and Daniel A. Gunther (3)

10.21*	2007 Senior Management Incentive Plan for Daniel A. Gunther dated as of March 2, 2007 (3)

10.22*	VeriChip Corporation Executive Management Change in Control Plan dated March 2, 2007 (3)

10.23*	VeriChip Corporation Executive Management Incentive Plan dated April 2, 2007 (4)

10.24*	VeriChip Corporation 2007 Stock Incentive Plan, as amended and restated (23)

10.25*	Form of Non-Qualified Option Award Agreement under the VeriChip Corporation 2007 Stock Incentive Plan (7)

10.26	Consulting Agreement dated as of August 8, 2007 between VeriChip Corporation and Randolph K. Geissler (7)

Exhibit
No.	Description

10.27	Registration Rights Agreement between VeriChip Corporation and Kallina Corporation, dated August 31, 2007 (8)

10.28*	Form of Stock Award Agreement (9)

10.29	Letter Agreement, dated December 20, 2007, between VeriChip Corporation and Digital Angel Corporation (10)

10.30	Securities Purchase Agreement dated as of February 29, 2008 among VeriChip Corporation, Xmark Corporation, Valens Offshore SPV II, Corp. and LV Administrative Services, Inc. (11)

10.31	Secured Term Note dated as of February 29, 2008 by VeriChip Corporation and Xmark Corporation in favor of Valens Offshore SPV II, Corp. (11)

10.32	Master Security Agreement dated as of February 29, 2008 among VeriChip Corporation, Xmark Corporation and LV Administrative Services, Inc. (11)

10.33	Stock Pledge Agreement dated as of February 29, 2008 among VeriChip Corporation, Xmark Corporation and LV Administrative Services, Inc. (11)

10.34	Intellectual Property Security Agreement dated as of February 29, 2008 among VeriChip Corporation, Xmark Corporation and LV Administrative Services, Inc. (11)

10.35	Letter Agreement dated as of February 29, 2008 between VeriChip Corporation and Digital Angel Corporation (11)

10.36	Guarantee, dated May 15, 2008, between Digital Angel Corporation and The Stanley Works (12)

10.37	Letter Agreement, dated May 15, 2008, between VeriChip Corporation and Digital Angel Corporation (12)

10.38*	Separation Agreement, dated May 15, 2008, between VeriChip Corporation and Scott R. Silverman (12)

10.39*	Letter Agreement, dated May 15, 2008, between VeriChip Corporation and William J. Caragol (12)

10.40*	Amendment to Separation Agreement, dated July 9, 2008, between VeriChip Corporation and Scott R. Silverman (13)

10.41	Asset Purchase Agreement, dated November 12, 2008, among VeriChip Corporation, Digital Angel Corporation and Destron Fearing Corporation (14)

10.42*	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and William J. Caragol (15)

10.43*	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and Scott R. Silverman (15)

10.44	Settlement Agreement and General Release, dated March 3, 2009, among VeriChip Corporation, Jerome C. Artigliere, Clark & Martino, P.A., Baker & Hostetler, LLP, Digital Angel Corporation, Scott Silverman, Michael Krawitz and Kevin McLaughlin (16)

10.45†	Development and Supply Agreement, dated March 17, 2009, between VeriChip Corporation and Medical Components, Inc. (16)

10.46*	VeriGreen Energy Corporation 2009 Flexible Stock Plan (16)

10.47*	Letter Agreement, dated March 27, 2009, between VeriChip Corporation and William J. Caragol (17)

Exhibit
No.	Description

10.48	Secured Convertible Promissory Note, dated June 4, 2009, between Steel Vault Corporation and VeriChip Corporation (18)

10.49	Common Stock Purchase Warrant, dated June 4, 2009, between Steel Vault Corporation and VeriChip Corporation (18)

10.50	Convertible Note and Warrant Subscription Agreement, dated June 4, 2009, between Steel Vault Corporation and VeriChip Corporation (18)

10.51	Security Agreement, dated June 4, 2009, between Steel Vault Corporation and VeriChip Corporation (18)

10.52	Security Agreement, dated June 4, 2009, between National Credit Report.com, LLC and VeriChip Corporation (18)

10.53	Subordination and Intercreditor Agreement, dated June 4, 2009, between Blue Moon Energy Partners LLC and VeriChip Corporation (18)

10.54*	Common Stock Purchase Warrant, dated June 4, 2009, between Steel Vault Corporation and William J. Caragol (18)

10.55*	Guaranty of Collection, dated June 4, 2009, among Steel Vault Corporation, William J. Caragol and VeriChip Corporation (18)

10.56	License Agreement, dated September 21, 2009, between VeriChip Corporation and Receptors LLC (21)

10.57	Development/Master Agreement, dated September 21, 2009, between VeriChip Corporation and Receptors LLC (21)

10.58	Convertible Preferred Stock Purchase Agreement, dated September 29, 2009, between VeriChip Corporation and Optimus Capital Partners, LLC (22)

10.59	License Agreement, dated October 6, 2009, between VeriChip Corporation and Receptors LLC (21)

10.60	Development/Master Agreement, dated October 6, 2009, between VeriChip Corporation and Receptors LLC (21)

10.61+*	SysComm International Corporation 2001 Flexible Stock Plan, as Amended and Restated

10.62*	Non-Qualified Stock Option Award Granted to David A. Loppert dated January 1, 2001 (26)

10.63	Form of Non-Plan Option Award Agreement (27)

10.64	Letter Agreement, dated December 5, 2008, between National Credit Report.com, LLC and Mark Kane (27)

10.65	Form of Consulting Agreement of National Credit Report.com, LLC (27)

10.66	Form of Consulting Agreement of National Credit Report.com, LLC (27)

10.67	Form of Restricted Stock Award Agreement under the 2001 Flexible Stock Plan, as amended (27)

10.68	Form of Stock Option Award Agreement under the 2001 Flexible Stock Plan, as amended (27)

10.69	Form of Stock Option Award Agreement under the 2001 Flexible Stock Plan, as amended (27)

Exhibit
No.	Description

10.70	Satisfaction of Loan Agreement, dated as of May 15, 2007, among Steel Vault Corporation and Digital Angel Corporation (28)

10.71	Consent to Satisfaction of Loan to Digital Angel Corporation dated May 11, 2007, among Wells Fargo Business Credit, Steel Vault Corporation, InfoTech USA, Inc. and Information Technology Services, Inc. (28)

10.72	Letter dated September 28, 2007, from Ingram Micro Inc. to Steel Vault Corporation (29)

10.73	Letter Agreement dated as of November 14, 2007, among Steel Vault Corporation, Information Technology Services, Inc. and Wells Fargo Business Credit, Inc. (30)

10.74	Equidata Marketing Affiliate Agreement dated October 1, 2008 between Steel Vault Corporation and Equidata, Inc. (27)

10.75	Sublease dated October 8, 2008 between Steel Vault Corporation and Digital Angel Corporation (27)

10.76*	Letter Agreement, dated February 13, 2009, by and between IFTH Acquisition Corp. d/b/a Steel Vault and William J. Caragol (31)

10.77*	Steel Vault Corporation 2009 Stock Incentive Plan (32)

10.78†	Joint Marketing Agreement, dated May 11, 2009, between National Credit Report.com, LLC and First Advantage Membership Services, Inc. (32)

10.79	Secured Convertible Promissory Note, dated March 20, 2009, between Steel Vault Corporation and Blue Moon Energy Partners LLC (33)

10.80	Security Agreement, dated March 20, 2009, between Steel Vault Corporation and Blue Moon Energy Partners LLC (33)

10.81	Warrant to Purchase Common Stock of Steel Vault Corporation, dated March 20, 2009, given to Blue Moon Energy Partners LLC (33)

10.82*	Waiver between Steel Vault Corporation and William J. Caragol dated September 4, 2009 (34)

21.1	Subsidiaries of PositiveID Corporation (23)

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Eisner, Independent Registered Public Accounting Firm

(1)	Incorporated by reference to the Registration Statement on Form S-1 previously filed by VeriChip Corporation (Registration No. 333-130754).

(2)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on February 15, 2007.

(3)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on March 8, 2007.

(4)	Incorporated by reference to the Annual Report on Form 10-K filed by VeriChip Corporation on April 2, 2007.

(5)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by VeriChip Corporation on May 15, 2007.

(6)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on June 20, 2007.

(7)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by VeriChip Corporation on August 8, 2007.

(8)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on September 7, 2007.

(9)	Incorporated by reference to the Quarterly Report on Form 10-Q filed by VeriChip Corporation on November 8, 2007.

(10)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on December 21, 2007.

(11)	Incorporated by reference to the Form 8-K previously filed by VeriChip Corporation on March 5, 2008.

(12)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on May 16, 2008.

(13)	Incorporated by reference to the Form 10-Q filed by VeriChip Corporation on August 14, 2008.

(14)	Incorporated by reference to the Form 10-Q filed by VeriChip Corporation on November 14, 2008.

(15)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on January 6, 2009.

(16)	Incorporated by reference to the Form 10-Q filed by VeriChip Corporation on May 14, 2009.

(17)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on March 30, 2009.

(18)	Incorporated by reference to the Form 10-Q filed by VeriChip Corporation on August 13, 2009.

(19)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on September 8, 2009.

(20)	Incorporated by reference to the Form 8-K filed by VeriChip Corporation on October 1, 2009.

(21)	Incorporated by reference to the Form 10-Q filed by PositiveID Corporation on November 12, 2009.

(22)	Incorporated by reference to the Current Report on Form 8-K filed by VeriChip Corporation on September 29, 2009.

(23)	Incorporated by reference to the Form 10-K filed by VeriChip Corporation on February 12, 2009.

(24)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on December 11, 2008.

(25)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on November 15, 2007.

(26)	Incorporated by reference to the Form 10-K filed by Steel Vault Corporation on December 20, 2002.

(27)	Incorporated by reference to the Form 10-K filed by Steel Vault Corporation on December 24, 2008.

(28)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on May 15, 2007.

(29)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on October 4, 2007.

(30)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on November 19, 2007.

(31)	Incorporated by reference to the Current Report on Form 10-Q filed by Steel Vault Corporation on February 17, 2009.

(32)	Incorporated by reference to the Current Report on Form 10-Q filed by Steel Vault Corporation on May 12, 2009.

(33)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on March 24, 2009.

(34)	Incorporated by reference to the Current Report on Form 8-K filed by Steel Vault Corporation on September 8, 2009.

+	Previously filed as an exhibit to VeriChip Corporation’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 2 on Form S-1. (Registration No. 333-161991).

*	Management contract or compensatory plan.

†	Confidential treatment has been obtained with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.